                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                              (Amendment No. -)<F*>

                             UNIFIED HOLDINGS, INC.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                Not Applicable
                         ----------------------------
                                (CUSIP Number)


[FN]
          <F*>The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------                                                -----------------
CUSIP No. N/A                         13G                     Page 2 of 4 Pages
         -----                                                -----------------
--------------

===============================================================================
1  NAMES OF REPORTING PERSONS/
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                 Lynn E. Wood
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) / /
                                                                        (b) / /
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3  SEC USE ONLY

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4  CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States
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  NUMBER OF      5  SOLE VOTING POWER
   SHARES                          68,566.348
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
                 --------------------------------------------------------------
                 6  SHARED VOTING POWER
                                   0
                 --------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                                   68,566.348
                 --------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                                   0
-------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 68,566.348
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                 6.7%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON
                 IN
===============================================================================

--------------                                                -----------------
CUSIP NO. N/A                                                 Page 3 of 4 Pages
         -----                                                -----------------
--------------

ITEM 1.    (a)    Name of Issuer:

                  Unified Holdings, Inc.

           (b)    Address of Issuer's Principal Executive Offices:

                  429 North Pennsylvania Street
                  Indianapolis, Indiana  46204-1873

ITEM 2.    (a)    Name of Person Filing:

                  Lynn E. Wood

           (b)    Address of Principal Business Offices or, if none,
                  Residence:

                  429 North Pennsylvania Street
                  Indianapolis, Indiana  46204-1873

           (c)    Citizenship:

                  United States

           (d)    Title of Class of Securities:

                  Common Stock, $.01 par value

           (e)    CUSIP Number:

                  Not Applicable.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a)    [/ /  / /  / /]   Broker or Dealer registered under Section 15
                                   of the Act
          (b)    [/ /  / /  / /]   Bank as defined in Section 3(a)(6) of the Act
          (c)    [/ /  / /  / /]   Insurance Company as defined in Section
                                   3(a)(19) of the Act
          (d)    [/ /  / /  / /]   Investment Company registered under Section
                                   8 of the Investment Company Act
          (e)    [/ /  / /  / /]   Investment Adviser registered under Section
                                   203 of the Investment Advisers Act of 1940
          (f)    [/ /  / /  / /]   Employee Benefit Plan, Pension Fund which
                                   is subject to the provisions of the Employee
                                   Retirement Income Security Act of 1974 or
                                   Endowment Fund; see Sec./ /
                                   240.13d-1(b)(1)(ii)(F)
          (g)    [/ /  / /]        Parent Holding Company, in accordance with
                                   Sec./ /240.13d-1(b)(ii)(G)
          (h)    [/ /  / /  / /]   Group, in accordance with
                                   Sec./ /240.13d-1(b)(1)(ii)(H)

ITEM 4.   OWNERSHIP.

          (a)    Amount Beneficially Owned:

                 68,566.348

          (b)    Percent of Class<F*>

                 6.7%

          (c)    Number of shares as to which such person has:

--------------                                                -----------------
CUSIP NO. N/A                                                 Page 4 of 4 Pages
         -----                                                -----------------
--------------

                 (i)     Sole power to vote or to direct the vote

                         68,566.348

                 (ii)    Shared power to vote or to direct the vote

                         0

                 (iii)   Sole power to dispose or to direct the
                         disposition of

                         68,566.348

                 (iv) Shared power to dispose or to direct the disposition of

                         0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                Not Applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.
                Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY.
                Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP.
                Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
                Not Applicable.

[FN]
------------------

<F*>Computational Note:  Based upon 1,027,776 shares of the Company's Common
    ------------------
    Stock, $.01 par value, issued and outstanding as of December 31, 1997.

ITEM 10.  CERTIFICATION.

                Not Applicable.



                               SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.

                                                         January 22, 1998
                                                  -----------------------------
                                                               Date

                                                         /s/ Lynn E. Wood
                                                  -----------------------------
                                                            Signature

                                                           Lynn E. Wood
                                                  -----------------------------
                                                            Name/Title